CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 30, 2024, relating to the financial statements and financial highlights of Ranger Small Cap Fund and Ranger Micro Cap Fund, each a series of Spend Life Wisely Funds Investment Trust (formerly Ranger Funds Investment Trust), for the year ended July 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

Novembeer 26, 2024